SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[X]	Definitive Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to sec. 240.14a-12

AT&T WIRELESS SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

AT&T WIRELESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       The Annual Meeting of Shareholders of AT&T Wireless Services, Inc. will be held at the Newcastle Club, 15500 Six Penny Lane, Newcastle, Washington, on Thursday, May 16, 2002, at 9:00 a.m. local time (doors will open at 8:30 a.m. local time).

      Items of business at the meeting will be:

(1)	To elect three members of the board of directors for three-year terms.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2002.

(3)	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

      Only shareholders who held shares of record as of the close of business on March 18, 2002, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

      Your vote is important. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that you are represented at the annual meeting even if you are not there in person. Please review the instructions on the proxy card regarding each of these voting options. Shareholders who have previously voted but attend the meeting may change their vote at the meeting.

      Our 2001 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

By Order of the Board of Directors

GREGORY P. LANDIS
Executive Vice President, General Counsel
and Corporate Secretary

Redmond, Washington

March 22, 2002

Proxy Statement
Annual Meeting and Voting Information
Board Attendance
Board Committees
Election of Class I Directors (Proposal No. 1)
Director Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Report of the Audit Committee
Fees of Independent Accountants
Ratification of Appointment of Independent Accountants (Proposal No. 2)
Security Ownership of Management
Security Ownership of More Than Five Percent Beneficial Shareholders
Performance Graph
Board Compensation Committee Report on Executive Compensation
Executive Compensation
Certain Relationships and Related Party Transactions
Other Information
Directions to Annual Meeting

i

AT&T WIRELESS SERVICES, INC.

ANNUAL MEETING OF SHAREHOLDERS

To be Held Thursday, May 16, 2002

Proxy Statement

      The enclosed proxy is solicited by the board of directors of AT&T Wireless Services, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of shareholders of the Company to be held at 9:00 a.m. local time on Thursday, May 16, 2002, at the Newcastle Club, 15500 Six Penny Lane, Newcastle, Washington, and at any adjournment or postponement thereof.

      The Company’s principal offices are located at 7277 164th Avenue NE, Building 1, Redmond, Washington 98052. This proxy statement and the accompanying proxy card are being mailed to the shareholders of the Company on or after March 22, 2002.

      If you hold shares of record as a registered shareholder, you can simplify your voting process and save the Company expense by voting your shares by telephone at 1-877-PRX-VOTE (1-877-779-8683) or on the Internet at http://www.eproxyvote.com/awe. More information regarding telephone and Internet voting is given on the proxy card. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on the form you receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

      You may wish to eliminate delivery of duplicate annual reports, which can occur for shareholders with multiple accounts. To do so, follow the appropriate instructions when you vote, whether by phone, on the Internet or by using the enclosed proxy card.

      You may access this proxy statement and the Company’s 2001 Annual Report via the Internet on the AT&T Wireless Investor Relations website at http://www.attws.com/wirelessir. If you would like to access your proxy statement and annual report electronically in the future, in lieu of receiving paper copies, please sign up for electronic delivery of these documents online at http://www.eproxyvote.com/awe, or choose this option by following the appropriate instructions when you vote by telephone or by marking the appropriate box on your proxy card.

Annual Meeting and Voting Information

Admission to the Annual Meeting

      When voting, please respond to the question asking whether you plan to attend the annual meeting. If you hold shares of record as a registered shareholder and would like to attend the meeting in person, please bring the admission ticket provided on your proxy card. If you hold shares through a bank or brokerage account, please obtain admission material from your bank or brokerage firm, or bring evidence of your ownership as of the record date, such as a bank or brokerage account statement, to the meeting. In all cases, you must bring photo identification to the meeting for admission, and if you do not provide an admission ticket, a registration process will be required. Please also note that seating at the meeting will be limited and admittance will be based upon space availability.

Securities Outstanding, Quorum and Voting Rights

      Only shareholders who held shares of record as of the close of business on March 18, 2002, the record date, are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. 2,705,104,188 shares of common stock of the Company were outstanding on February 28, 2002.

      Holders of common stock of the Company are entitled to one vote for each share of common stock held as of the record date and are not entitled to cumulate votes in the election of directors. Transaction of business may occur at the meeting if a quorum is present. A quorum will be present if a majority of the outstanding shares of common stock are present in person or represented by proxy.

      If a quorum is present at the annual meeting, those nominees for election to the board of directors who receive the greatest number of votes cast for the election of directors by shares present at the meeting, in person or by proxy, and entitled to vote, shall be elected directors. The board’s selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2002 is not required to be ratified by the shareholders, but it will be considered so ratified if a majority of the shares present and entitled to vote at the meeting affirmatively vote in favor of such ratification.

      In the election of directors, withholding the vote as to all or specific nominees, which is the equivalent of abstaining, will have no effect on the outcome, since an abstention is not a vote cast. In the ratification of the selection of independent accountants, abstentions will have the same effect as a vote “against” the proposal to ratify the accountants, because abstentions will represent votes present at the meeting and entitled to vote on the matter. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to both the election of directors and the ratification of the selection of independent accountants. Broker non-votes will have no effect on the election of directors or the ratification of selection of the independent accountants because broker non-votes will not be considered votes cast or shares entitled to vote at the meeting.

Voting and Revocation of Proxies

      Your vote is important. Please vote by telephone, on the Internet or by signing and returning the proxy card, even if you plan to attend the annual meeting. You may cancel an earlier vote and vote differently at the meeting if you wish. If you return a signed proxy card without giving instructions as to your choices, the shares represented by your proxy will be voted by the proxies appointed by the board of directors, in their discretion. Returning your proxy card is not necessary if you vote by telephone or on the Internet.

      Whether you attend the meeting or not, you may revoke a proxy at any time before it is voted at the meeting. You may do so by executing and returning a proxy card dated later than the previous one or by properly submitting a later proxy via telephone or the Internet. You also may revoke your proxy by casting your vote by ballot at the meeting or by submitting an instrument of proxy revocation to the inspector of election in care of the Executive Vice President, General Counsel and Corporate Secretary of the Company before the vote is taken at the meeting.

Voting of Shares Held in 401(k) Plan

      The trustee of the Company’s 401(k) plan for employees, Fidelity, will vote Company shares credited to your account in accordance with the voting instructions you give to the trustee. The trustee will vote the 401(k) plan shares for which it does not receive voting instructions in the same proportion as the shares for which it receives voting instructions.

Board Attendance

      In 2001, the board of directors held three regularly scheduled and four special meetings, and board committees held a combined nine regularly scheduled and two special meetings. Each of the board members attended at least 75% of the aggregate number of board meetings and board committee meetings of which he or she was a member. The aggregate attendance rate was 93%.

Board Committees

      Currently, the board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Committee membership and the responsibilities assigned by the board of directors to each of the committees are briefly described below.

      Audit Committee. The primary responsibilities of this committee are to: oversee the Company’s financial disclosures and reporting, including reviewing with management and the independent accountants the Company’s consolidated financial statements; review and comment on the Company’s risk minimizing strategies and system of internal controls relating to accounting, financial and operating procedures; evaluate the independence and performance of the Company’s internal and independent accountants; and recommend to the board of directors the appointment of the independent accountants. The committee has three members all of whom are independent as defined by New York Stock Exchange listing standards: Walter Y. Elisha, Donald V. Fites and John W. Madigan (Chairman). The committee met four times in 2001.

      Compensation Committee. This committee’s main purpose is to establish, administer and review the Company’s compensation and benefits policies and programs for Company employees and directors. In particular, the committee administers the Company’s incentive plans and reviews, approves and recommends performance goals for and employment arrangements with key management. In addition, the committee may provide oversight of the Company’s retirement, welfare and other benefit plans and policies. The committee consists of three non-employee directors: Ralph S. Larsen (Chairman), A. Barry Rand and Carolyn M. Ticknor. The committee met four times in 2001.

      Governance Committee. This committee has the responsibility for the review and recommendation to the board of directors of candidates for directorship, including those recommended by shareholders, and for the development of corporate governance principles, practices and guidelines for the board of directors as well as the Company. For example, the committee has responsibility to develop criteria and procedures for board membership and selection, and to review and recommend guidelines relating to board composition. In addition, the committee is responsible to ensure that emergency and long-range succession planning for senior management is performed. This committee has five members: Walter Y. Elisha, Donald V. Fites (Chairman), Nobuharu Ono, Wayne M. Perry and A. Barry Rand. The committee met three times in 2001.

Election of Class I Directors (Proposal No. 1)

      Pursuant to the Company’s By-Laws, the board of directors has fixed its membership at nine. The board of directors is divided into three classes of directors with each class consisting of three members. Beginning this year, one class of directors will be elected to serve three-year terms at each annual meeting of shareholders. At this year’s annual meeting of shareholders, three Class I directors will be elected to hold office until the 2005 annual meeting, then at next year’s annual meeting of shareholders, three Class II directors will be elected to hold office until the 2006 annual meeting. The following year, three Class III directors will be elected to hold office until the 2007 annual meeting of shareholders, and thereafter, elections will continue in a similar manner at subsequent annual meetings pursuant to the Company’s Certificate of Incorporation and By-Laws. Each elected director will continue to serve until a successor has been duly elected, or until death, resignation or retirement.

      Pursuant to recommendation by the Company’s Governance Committee, the board of directors has unanimously nominated Walter Y. Elisha, Ralph S. Larsen and Wayne M. Perry as Class I nominees for election to the board of directors. Each of these nominees presently serves on the board of directors.

      The persons named as proxies on the enclosed proxy card intend to vote for the named nominees unless you have indicated by proper proxy, Internet or telephonic vote that your shares should be withheld from voting for any or all of these nominees. If at the time of the annual meeting of shareholders any nominee is unavailable or unwilling to serve as a director, the persons named as proxies will vote for the remaining nominees and for any other person designated by the board of directors as a nominee, or the size of the board of directors will be reduced.

The board of directors recommends a vote “for” each of the Class I nominees.

      Each of the director biographies below is current as of February 28, 2002.

Class I Nominees

      The following persons are the nominees for Class I directorships with terms ending in 2005.

      Walter Y. Elisha has been one of our directors since July 2001. From 1983 until his retirement in 1998, Mr. Elisha served as Chairman of the Board of Springs Industries Inc., a textile manufacturing company, and as Chief Executive Officer of Springs Industries from 1981 to 1997. Mr. Elisha is a director of Cummins Engine Company. Mr. Elisha is 69 years old.

      Ralph S. Larsen has been one of our directors since July 2001. Since 1989, Mr. Larsen has served as Chairman of the Board and Chief Executive Officer of Johnson & Johnson, a pharmaceutical, medical, and consumer products company. Mr. Larsen is a director of Xerox Corporation. Mr. Larsen is 63 years old.

      Wayne M. Perry has been one of our directors since July 2001. Since 2000, Mr. Perry has served as Chief Executive Officer of Edge Wireless, LLC, a telecommunications company. Prior to that, Mr. Perry served as Vice Chairman of NEXTLINK Communications, Inc., a competitive local exchange carrier, from 1997 until 2000, and was its Chief Executive Officer from 1997 to 1999. From 1994 to 1997, he served as Vice Chairman of AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc., following its acquisition by AT&T Corp. (“AT&T”). Mr. Perry is a director of ImageX, Inc. Mr. Perry is 52 years old.

Class II Directors — Continuing

      The following persons are our current Class II directors with terms ending in 2003.

      Donald V. Fites has been one of our directors since July 2001. From 1990 until his retirement in 1999, Mr. Fites served as Chairman of the Board and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines. Mr. Fites is a director of Oshkosh Truck Corporation, AK Steel Corporation, Exxon Mobil Corporation, Georgia-Pacific Corporation, and Wolverine World Wide, Inc. Mr. Fites is 68 years old.

      John W. Madigan has been one of our directors since July 2001. Since 1995, Mr. Madigan has served as Chief Executive Officer of Tribune Company, a major media company engaged primarily in the newspaper and television business, and has served as the Chairman of the Board of Tribune since 1996. He also served as President of Tribune from 1994 to 2001. Mr. Madigan is a director of Morgan Stanley Dean Witter & Co. Mr. Madigan is 64 years old.

      A. Barry Rand has been one of our directors since July 2001. In April 2001, Mr. Rand was named Chairman Emeritus of Avis Group Holdings, Inc., a worldwide vehicle rental and fleet management services provider. From 1999 to March 2001, Mr. Rand served as Chairman of the Board and Chief Executive Officer of Avis Group Holdings, Inc. From 1992 to 1998, Mr. Rand served as Executive Vice President, Worldwide Operations, of Xerox Corporation, a document services and solutions provider. Mr. Rand is a director of Agilent Technologies, Inc., Abbott Laboratories and Equitant Corp. Mr. Rand is 57 years old.

Class III Directors — Continuing

      The following persons are our Class III directors with terms ending in 2004.

      Nobuharu Ono has been one of our directors since July 2001. Since July 2001, Mr. Ono has served as Chief Executive Officer and President of NTT DoCoMo USA, Inc., a New York-based subsidiary of NTT DoCoMo, Inc. (“NTT DoCoMo”), a Japanese company providing a range of wireless telecommunications services and approximately two-thirds owned by Nippon Telegraph and Telephone Corporation (“NTT”), and also has served as Executive Vice President, Deputy Senior Executive Manager, Global Business Division, NTT DoCoMo. From 2000 to July 2001, Mr. Ono served as Executive Vice President and Senior Executive Manager of the Mobile Multimedia Division of NTT DoCoMo. Prior to that, Mr. Ono served as Senior Vice President of the Multimedia Business Department of NTT East Corp., an affiliate of NTT. From 1998 to 1999, he served as Senior Vice President of the Multimedia Business Department of NTT, and from 1994 to

1998, served as Vice President of the Multimedia Business Department of NTT. Mr. Ono is a director of NTT DoCoMo. Mr. Ono is 56 years old.

      Carolyn M. Ticknor has been one of our directors since July 2001. From 1999 until her retirement in March 2001, Ms. Ticknor served as President, Imaging and Printing Systems, of Hewlett Packard Company, a global provider of computing, printing, and imaging products and services. She also served in various management roles since beginning with Hewlett-Packard in 1977, including serving as its President, LaserJet Solutions, from 1994 to 1999. Ms. Ticknor is a director of Boise Cascade Corporation. Ms. Ticknor is 54 years old.

      John D. Zeglis is our Chairman of the Board, Chief Executive Officer and President. He has been Chief Executive Officer of our business since 1999, and our Chairman and President since 2001. From 1997 to 1999, Mr. Zeglis served as President of AT&T, and from June to November 1997, he served as its Vice Chairman. He was AT&T’s Senior Executive Vice President and General Counsel from 1996 to 1997. Mr. Zeglis began his career with AT&T in 1984. Mr. Zeglis is a director of Helmerich and Payne Inc. and Georgia-Pacific Corporation. Mr. Zeglis is 54 years old.

Director Compensation

      Directors, other than employee directors who are not compensated for their duties as directors, are compensated in three forms: cash, restricted stock and stock options. Pursuant to arrangements between the Company and NTT DoCoMo, the cash compensation that otherwise would be paid to Mr. Ono is paid to NTT DoCoMo. No form of equity compensation is issued to Mr. Ono or NTT DoCoMo.

      Cash Compensation. Each director is paid an annual cash retainer of $42,000 and committee chairpersons are paid an additional $10,000 annual cash retainer. Each director also receives a cash fee of $1,250 for each special board of directors or committee meeting attended.

      At the election of a director, all or a portion of annual cash retainers may be paid in shares of common stock or may be deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors into Company stock units or into a cash-based account.

      Restricted Stock. Each director receives an annual grant of shares of restricted stock with a fair market value of $42,000. The restricted stock grant is to be made immediately following the annual meeting of shareholders. The number of restricted shares is determined based on the fair market value of our common stock on the date of grant. Restricted stock grants vest immediately after the first annual meeting after the date of grant.

      Stock Options. Each director receives an annual grant of an option to purchase shares of the Company’s common stock with a Black-Scholes value of $42,000. The option grant is to be made immediately following the annual meeting of shareholders. The number of shares into which the option is exercisable is determined by a Black-Scholes valuation. Stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant and vest immediately after the first annual meeting after the date of grant.

      Those persons who were members of the board of directors at the first full board of directors meeting following our split-off from AT&T received an initial grant of 2,558 shares of restricted stock and an option to purchase 3,600 shares of our common stock. In addition, those members received an additional one-time option grant to purchase 30,000 shares of our common stock, with one-third of that option vesting annually.

      The board of directors has adopted a stock ownership target for each of its members equal to three times the value of a director’s annual cash and equity compensation. The board of directors has recommended that each member accumulate that value of stock ownership by the third anniversary of his or her board membership. Various forms of Company securities are included in valuing a director’s stock ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Company directors and executive officers and beneficial holders of 10% or more of Company common stock, to file reports with the Securities and Exchange Commission relating to their stock ownership. Based on our records and other information, the Company believes that our directors, executive officers and 10% or more beneficial holders timely filed their required Section 16(a) reports in 2001.

Report of the Audit Committee

      The members of the Audit Committee are independent as that term is defined in the listing standards of the New York Stock Exchange. The board of directors has adopted a written Audit Committee Charter, a copy of which is provided with this proxy statement as Appendix A.

      The Audit Committee in performance of its oversight responsibilities has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2001. Additionally, the Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

      The committee has received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants’ independence.

      Based on the discussions and reviews described above, the Audit Committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2001.

The Audit Committee

Walter Y. Elisha
Donald V. Fites
John W. Madigan, Chairman

Fees of Independent Accountants

      The aggregate fees billed for professional services rendered by PricewaterhouseCoopers in fiscal year 2001 are as follows:

(1)	Audit Fees (for audit of our annual financial statements for fiscal year 2001 and reviews of our quarterly financial statements)	$2,737,000
(2)	Financial Information Systems Design and Implementation Fees (for designing or implementing a hardware or software system that aggregates source data underlying the Company’s financial statements or generates information that is significant to the financial statements taken as a whole)	$0
(3)	All Other Fees:
	(for other audit services)	$2,240,000
	(for implementation of customer relationship management system)	$15,894,000
	(for operational system design and process definitions for new products and services)	$6,524,000
	(for other services consisting primarily of tax advisory services and services performed in connection with the exit of the Fixed Wireless business)	$607,000

      The Audit Committee has considered whether PricewaterhouseCoopers’ provision of services listed in categories (2) and (3) above is compatible with maintaining the independence of PricewaterhouseCoopers.

Ratification of Appointment of Independent Accountants (Proposal No. 2)

The board of directors recommends a vote “for” this proposal.

      PricewaterhouseCoopers currently serves as the Company’s independent accountants, and that firm conducted the audit of the Company’s accounts for fiscal year 2001. Subject to shareholder ratification, the board of directors has, upon recommendation of the Audit Committee, appointed PricewaterhouseCoopers to serve as independent accountants to conduct an audit of the Company’s accounts for fiscal year 2002.

      Selection of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the board of directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the board of directors will reconsider whether to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit Committee and the board of directors may, in their discretion, direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and the shareholders.

      Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Security Ownership of Management

      The following table sets forth information regarding beneficial ownership of AT&T Wireless Services, Inc. common stock as of February 28, 2002 for (a) each current director elected or appointed to the board of directors in 2001, including those nominated for election as directors in 2002, (b) each of the Named Executive Officers in the Summary Compensation Table below, and (c) all directors and executive officers, including the Named Executive Officers, as a group. Except as otherwise noted, the directors and Named Executive Officers had sole voting and investment power with respect to the securities listed opposite their respective names. Except as otherwise noted below, the address for each person listed in the following table is: c/o AT&T Wireless Services, Inc., Attn.: Corporate Secretary’s Office, 7277 - 164th Avenue NE, Building 1, Redmond, Washington 98052.

	Shares
	Beneficially
Name	Owned(1)

Directors:
Walter Y. Elisha	45,871	(2)
Donald V. Fites	29,221	(3)
Ralph S. Larsen	18,591	(4)
John W. Madigan	6,158	(5)
Nobuharu Ono	—	(6)
Wayne M. Perry	106,158	(7)
A. Barry Rand	6,158	(8)
Carolyn M. Ticknor	6,829	(9)
Named Executive Officers:
John D. Zeglis (also serves as a director)	2,473,987	(10)
Andre Dahan	499,236	(11)
Mohan S. Gyani	1,714,034	(12)
Robert H. Johnson	803,114	(13)
Michael G. Keith	919,209	(14)
Directors and all executive officers as a group (24 persons)	10,829,853	(15)

(1)	Includes shares of our common stock subject to stock options, warrants or other convertible securities that are currently exercisable for or convertible into shares of our common stock, or that will be exercisable for or convertible into shares of our common stock within 60 days after February 28, 2002, and may include shares of restricted stock, restricted stock units and stock units subject to vesting restrictions. These securities are deemed to be outstanding and beneficially owned by the person holding such restricted stock, restricted stock units, stock units, options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of February 28, 2002, there were 2,705,104,188 shares of our common stock outstanding. Each director and executive officer, and the directors and executive officers as a group, beneficially owned less than 1% of our outstanding shares as of February 28, 2002.

(2)	Includes 13,718 shares issuable upon exercise of stock options and 2,558 shares of restricted stock subject to vesting restrictions.

(3)	Includes 9,923 shares issuable upon exercise of stock options and 2,558 shares of restricted stock subject to vesting restrictions.

(4)	Includes 8,659 shares issuable upon exercise of stock options, 2,558 shares of restricted stock subject to vesting restrictions and 96 shares held by a family trust, of which Mr. Larsen is a trustee.

(5)	Represents 3,600 shares issuable upon exercise of stock options and 2,558 shares of restricted stock subject to vesting restrictions.

(6)	Does not include any shares beneficially owned by NTT DoCoMo, of which Mr. Ono is a director, executive vice president, deputy senior executive manager of its global business division and chief executive officer and president of its New York-based subsidiary NTT DoCoMo USA, Inc., which shares are described in “Security Ownership of More than Five Percent Beneficial Shareholders” below.

(7)	Includes 3,600 shares issuable upon exercise of stock options and 2,558 shares of restricted stock subject to vesting restrictions.

(8)	Represents 3,600 shares issuable upon exercise of stock options and 2,558 shares of restricted stock subject to vesting restrictions.

(9)	Includes 3,600 shares issuable upon exercise of stock options and 2,558 shares of restricted stock subject to vesting restrictions.

(10)	Includes 2,317,861 shares issuable upon exercise of stock options, 133,834 restricted stock units subject to vesting restrictions and 1,000 shares held by Chalice Partners, of which Mr. Zeglis is a partner and shares voting and investment power. Mr. Zeglis disclaims beneficial ownership of the shares held by Chalice Partners, except to the extent of his pecuniary interest therein.

(11)	Includes 268,125 shares issuable upon exercise of stock options and 230,104 restricted stock units subject to vesting restrictions.

(12)	Includes 1,509,858 shares issuable upon exercise of stock options, 66,667 restricted stock units subject to vesting restrictions and 131,399 stock units held in our deferred compensation plan.

(13)	Includes 783,309 shares issuable upon exercise of stock options and 6,561 restricted stock units subject to vesting restrictions.

(14)	Includes 855,759 shares issuable upon exercise of stock options and 56,289 restricted stock units subject to vesting restrictions.

(15)	Includes 9,815,021 shares issuable upon exercise of stock options, 17,906 shares of restricted stock subject to vesting restrictions, 539,261 restricted stock units subject to vesting restrictions, 131,399 stock units held in our deferred compensation plan and 1,000 shares held by Chalice Partners, of which Mr. Zeglis, Gregory P. Landis, our Executive Vice President, General Counsel and Corporate Secretary, and Philip H. Osman, our Executive Vice President, Mobile Multimedia Services, are partners and share voting and investment power. Each of Messrs. Zeglis, Landis and Osman disclaims beneficial ownership of the shares held by Chalice Partners, except to the extent of their respective pecuniary interest.

Security Ownership of More Than Five Percent Beneficial Shareholders

      The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2002 for each person or group known by us, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, to beneficially own more than five percent of the outstanding shares of our common stock.

	Shares Beneficially		Total Percent of
Name	Owned		Shares Outstanding

NTT DoCoMo, Inc.	474,738,719	(1)	17.28%
Sanno Park Tower 11-1, Nagata-cho 2-chome Chiyoda-ku Tokyo 100-6150 Japan
AXA	242,246,594	(2)	8.96
25, avenue Matignon
75008 Paris, France

(1)	According to information furnished in a Form 4 jointly filed on March 11, 2002 and in a Schedule 13D/A jointly filed on February 28, 2002, by NTT DoCoMo, Inc., Nippon Telegraph and Telephone Corporation and DCM Capital USA (UK) Limited, each of these entities beneficially owns 474,738,719 shares of our common stock, including 26,734,557 shares issued pursuant to the exercise of preemptive rights, and has shared voting and dispositive power with respect to all of these shares; includes 41,748,273 shares issuable upon exercise of warrants.

(2)	According to information furnished in a Schedule 13G/A jointly filed on February 12, 2002 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial, Inc., each of these six entities, other than AXA Financial, Inc., beneficially owns 242,246,594 shares of our common stock, has sole voting power with respect to 85,828,143 shares and has sole dispositive power with respect to 242,173,194 shares. AXA Financial, Inc. beneficially owns 237,478,383 shares of our common stock, has sole voting power with respect to 81,059,932 shares and has sole dispositive power with respect to 237,404,983 shares. Each of these filing entities has shared voting power with respect to 73,496,407 shares and shared dispositive power with respect to 73,400 shares of our common stock. The following AXA entities have sole voting and sole dispositive power with respect to the following number of shares of our common stock: AXA, 47,449 shares; AXA Investment Managers Paris (France), 1,541,837 shares; AXA Investment Managers Hong Kong Ltd., 267,291 shares; AXA Investment Managers UK Ltd., 2,714,540 shares; AXA Investment Managers Den Haag, 196,936 shares; and AXA Konzern AG (Germany), 158 shares. The following AXA Financial, Inc. subsidiaries beneficially own shares of our common stock as follows: (i) Alliance Capital Management L.P., 235,316,625 shares (excluding 11,000,000 shares that may be acquired upon exercise of options), with sole voting power with respect to 80,753,932 shares, sole dispositive power with respect to 235,243,225 shares, shared voting power with respect to 73,496,407 shares and shared dispositive power with respect to 73,400 shares; and (ii) The Equitable Life Assurance Society of the United States, 2,161,758 shares (excluding 150,000 shares that may be acquired upon exercise of options), with sole voting power with respect to 306,000 shares and sole dispositive power with respect to 2,161,758 shares. Addresses of these filers are as follows: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Conseil Vie Assurance Mutuelle, 370, rue Saint Honore, 75001 Paris, France; AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France; AXA, 25, avenue Matignon, 75008 Paris, France; and AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104.

Performance Graph

      The following graph provides a comparison of cumulative total shareholder returns of our common stock (listed on the New York Stock Exchange under the symbol “AWE”) compared with the Standard & Poor’s 500 Stock Index and the Barclays Capital Wireless Index*, our selected peer group, since April 27, 2000. In making this comparison, we have assumed an investment of $100 in each of AT&T Wireless Group tracking stock (at the time of its initial listing on the New York Stock Exchange under the symbol “AWE”), the Standard & Poor’s 500 Stock Index and the Barclays Capital Wireless Index. AT&T Wireless Group tracking stock was a class of securities of AT&T that was intended to reflect the financial and economic value of AT&T Wireless Group (“AWG”) of which the Company constituted the major part. AT&T Wireless Group was an integrated set of businesses, assets and liabilities, including those of the Company, consisting of AT&T’s wireless operations. On July 9, 2001, we split off from AT&T, and in connection with the split-off, shares of AT&T Wireless Group tracking stock were redeemed on a one-for-one basis in exchange for shares of our common stock, and shares of our common stock were issued to holders of AT&T common stock as a dividend of approximately 0.32 of a Company common share for each share of AT&T common stock held.

*	The companies which comprise the Barclays Capital Wireless Index are: ALLTEL Corporation; Centennial Communications Corporation; Leap Wireless International, Inc.; Millicom International Cellular SA; Nextel Communications, Inc.; Price Communications Corporation; Rural Cellular Corporation; Sprint PCS Group; Telesystem International Wireless Inc.; United States Cellular Corporation; Vimpel Communications (American Depositary Receipt, “ADR”); Vodafone Group Plc (ADR); and Western Wireless Corporation.

     Comparison of Cumulative Total Returns

	Indexed Returns

	Base Period	Year Ending	Year Ending
Company Name/Index	Apr. 27, 2000	Dec. 31, 2000	Dec. 31, 2001

AWE (AWG tracking stock prior to split-off)	100	54.42	45.17
S&P 500	100	90.83	80.04
Barclays Capital Wireless (peer group)	100	70.71	53.56

Board Compensation Committee Report on Executive Compensation

      The Compensation Committee of the board of directors (the “Committee”) is composed of independent, non-employee directors. The Committee is responsible for overseeing and administering the Company’s executive compensation program and reporting to the board of directors on all elements of compensation for senior executive officers. The Committee considers comments of the full board of directors with regard to its decisions.

     Compensation Philosophy and Objectives

      The 2001 compensation programs described in this proxy statement were primarily established by the Compensation Committee of the AT&T board of directors (the “AT&T Committee”) while the Company was a controlled group within AT&T. AT&T programs in effect prior to the split-off are governed by the Employee Benefits Agreement entered into between AT&T and the Company (the “Employee Benefits Agreement”). The Company’s compensation program was designed to attract, retain and motivate executives who possess high-caliber skills and talents to achieve business success and drive shareholder value. The program was designed to be competitive with similarly situated companies that are competitors for executive talent and to focus on both short-and long-term performance as measured by financial results and value creation for stakeholders.

      The Committee is in the process of developing objectives and formulating a new compensation program that supports the Company’s business strategies. Guiding principles will include:

•	Recognizing individual achievement in order to foster a performance-driven culture;

•	Ensuring that at-risk, performance-based compensation makes up the majority of the total executive compensation package;

•	Aligning the interests of executives with shareholders through compensation opportunities in the form of stock; and

•	Designing programs that support value creation for our stakeholders.

     Compensation Components and Practices

      The 2001 compensation program consisted of three components: (i) base salary, (ii) annual cash bonus, including an all-employee uniform program, and (iii) long-term incentives, in the form of stock options, restricted stock units and performance share awards. Compensation levels for 2001 were set using compensation survey information supplied by nationally known compensation consulting firms which includes companies similar in size and scope in the telecommunications, high technology and general industry sectors, which represents a broad sample of other industries in which the Company competes for products, services and talent. This includes but is a broader and more diverse set of companies than those included in the peer group index presented in the Performance Graph on page 10.

     Base Pay

      Base salaries for executive officers are determined with reference to competitive market data for comparable positions in the marketplace and are targeted for the median of salaries of corresponding positions at the benchmark companies. With respect to two of the Named Executive Officers, salary is set in accordance with the terms of their employment agreements. Base salary adjustments are determined based on the executive’s contribution to the Company, experience, expertise and relative position against competitive market rates. The Committee made equitable adjustments to the salaries of certain executive officers in 2001 which were consistent with the Company’s overall salary increase budget. Additionally, the Committee approved equity increases for several executives to better reflect the market value of their positions and recognize their performance in 2001.

     Annual Incentives

      The executive officers of the Company, including the Named Executive Officers, are eligible each year for an annual cash bonus. Each executive had a target incentive opportunity, which was expressed as a percentage of base salary that could be earned if performance targets were met. If the performance targets were partially met, less than all of the target incentive opportunity may be paid. If the performance targets were exceeded, more than the target incentive opportunity could be earned, up to a maximum of 200% of the target incentive opportunity. Performance measures included service revenue, operating income before depreciation and amortization, cash cost per customer and strategic business goals.

      The overall performance score determined the actual bonus paid. Based on 2001 results, award payments were 99.6% of the target award opportunity. The same performance against goals score was used for all bonus-eligible employees in the Mobility Services business unit, including the Named Executive Officers. Performance against the target measures for 2001 was reviewed and approved by the Committee prior to payout.

      In addition to the annual cash bonus program, the Company offers an all-employee bonus program based on the Company’s achievement of performance objectives. Based on 2001 results, every eligible employee in the Mobility Services business unit and the executive officers and the Chairman and Chief Executive Officer, received $1,100.

     Long-Term Incentives

      Long-term incentives, including stock options, restricted stock or restricted stock unit and performance share awards, provide a mechanism to reward executive officers for maximizing shareholder value. Stock option awards are based on creating incremental shareholder value, and performance share awards are based on the attainment of assigned objectives over a period of years. Grants of restricted stock or restricted stock units are made on a selective basis for purposes of retention, attracting key executives to the organization or reward for outstanding performance. Combined, these awards represent the majority of the total compensation opportunity provided to executive officers.

      Historically, the AT&T Committee made annual grants of long-term incentives, including performance share awards, stock option grants and restricted stock or stock unit grants, to eligible AT&T Wireless employees including the Named Executive Officers. Such grants were made under the AT&T 1997 Long Term Incentive Program with reference to AT&T common stock. Performance share awards were based on cumulative three-year financial targets. In 2000, the AT&T Wireless Group tracking stock was created trading as symbol AWE on the New York Stock Exchange. Initial grants were made to all employees as part of this public offering to align their interests with those of the shareholders. Stock option and restricted stock or stock unit grants in 2001 were made with respect to AT&T Wireless Group tracking stock, as described below.

      Stock Options: In July 2001, in conjunction with the split-off, new grants were made to all employees under the AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan (the “Company’s 2001 Long Term Incentive Plan”) to recognize the new organization and strengthen alignment with shareholders. As part of this all-employee program, stock option grants were made by the Committee to the executive officers, including the Named Executive Officers. These stock option grants were granted with an exercise price equal to fair market value of the Company’s common stock on the day of grant and are subject to a three and one-half year vesting schedule. The Committee also made additional stock option grants in 2001 to certain executive officers as an equitable adjustment to their overall compensation package.

      Performance Shares: Executive officers of the Company, including certain of the Named Executive Officers, received performance shares under the AT&T 1997 Long Term Incentive Program. For the 1998-2000 performance cycle, based on AT&T revenue and earnings per share, 91% of target shares were earned by the executive officers and paid in 2001 as reported in the Summary Compensation Table on page 14. Performance shares for remaining performance cycles (1999-2001 and 2000-2002) were adjusted at the time of the split-off according to the Employee Benefits Agreement. Approximately 60% of the award was denominated in units equivalent in value to AT&T common shares and will be paid out based on AT&T financial performance and other business results. The remainder of the award was denominated in units equivalent in value to the Company’s common stock and will be paid out based solely on the Company’s stock price.

      Restricted Stock: Restricted stock and restricted stock unit awards granted under the AT&T 1997 Long Term Incentive Program were also adjusted to convert them into awards for shares of Company common stock. Restricted stock is subject to vesting restrictions and is forfeited if the executive terminates employment before the restrictions lapse.

      Going forward, the Committee intends to evaluate stock option grants to officers on an annual basis. Additionally, the Committee is evaluating the use of restricted stock or restricted stock units and performance shares under the Company’s 2001 Long Term Incentive Plan.

     CEO Compensation

      Mr. Zeglis was the Chief Executive Officer of our business from 1999 until the split-off in July 2001 and became Chairman and Chief Executive Officer of the Company in connection with the split-off.

      Mr. Zeglis’ total direct compensation package is based on his personal performance against goals and leadership ability as well as the achievement of Company business results and financial performance against goals. Mr. Zeglis’ cash compensation package is highly leveraged, with approximately 55% of his annual cash compensation dependent on achievement of business and financial results linked to the annual incentive plan.

      Base Salary: Mr. Zeglis’ base salary of $1,000,000 was set by the AT&T Committee effective March 1, 2001. The AT&T Committee’s recommendation was guided by internal goals regarding business success and leadership, as well as competitively placing Mr. Zeglis’ salary against the competitive market for his job level.

      Annual Bonus: Mr. Zeglis participates in the cash bonus plan and all-employee bonus plan described above, pursuant to which he received awards totaling $1,246,100.

      Long-Term Incentives: In July 2001, the Committee granted Mr. Zeglis an option to purchase 1,500,000 shares of the Company’s common stock which vests in installments over three and one-half years. This grant was made in conjunction with the split-off to recognize the new organization and strengthen alignment with shareholders. Mr. Zeglis also received a performance share payout from the 1998-2000 performance cycle described above of $693,115, based on AT&T earnings per share and revenue performance.

     Tax Deductibility Considerations

      Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee generally intends to grant awards under the Company’s 2001 Long Term Incentive Plan consistent with the terms of Section 162(m) so that the awards will not be subject to the $1,000,000 limit. In other respects, the Committee generally intends to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the Company’s ability to provide competitive compensation.

      In addition, the Company offers a deferred compensation plan that allows compensation deferred under such plan to be exempt from the limit on tax deductibility.

The Compensation Committee

Ralph S. Larsen, Chairman
A. Barry Rand
Carolyn M. Ticknor

Executive Compensation

     Summary Compensation Table

      The following table sets forth the annual and long-term compensation of our Chief Executive Officer and four most highly paid executive officers for fiscal years 2000 and 2001 (the “Named Executive Officers”). Compensation for 2000 and from January 1, 2001 through July 9, 2001 relates to services rendered to AT&T. Compensation deferred at the election of the officer is included in the category and year it would otherwise have been reported had it not been deferred.

					Long-Term Compensation Awards

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and			Bonus	Compensation	Award(s)	Options	Payouts	Compensation
Principal Position	Year	Salary($)	($)(2)	($)(3)	($)(4)	(#)(5)	($)(6)	($)(7)

John D. Zeglis	2001	$1,103,030	$1,246,100	$215,636	—	1,500,000	$693,115	$191,272
Chairman and Chief Executive Officer	2000	975,000	1,075,000	922,121	—	2,400,000	—	26,855
Mohan S. Gyani	2001	692,350	1,299,850	37,868	$3,187,000	760,000	—	102,462
President, AT&T Mobility Services	2000	562,500	1,036,772	11,047	—	1,500,000	—	4,500
Robert H. Johnson	2001	398,057	608,871	3,293	—	300,000	—	17,020
Executive Vice President, National Wireless Operations	2000	368,460	340,892	22,880	—	1,000,000	—	14,450
Michael G. Keith	2001	570,240	519,020	55,988	—	300,000	197,094	138,682
President, AT&T Wireless Telecorp	2000	481,250	450,000	226,406	—	1,100,000	—	56,142
Andre Dahan (1)	2001	288,462	598,155	978	3,666,707	858,000	—	54,572
President, Mobile Multimedia Services

(1)	Mr. Dahan became an executive officer in July 2001.

(2)	Mr. Gyani’s bonus for 2001 includes a one-time incentive bonus paid pursuant to his employment agreement.

(3)	For 2001, represents tax payment reimbursements and, for Mr. Zeglis, perquisites including $50,758 imputed as income for personal use of Company transportation calculated in accordance with Internal Revenue Service requirements.

(4)	Mr. Gyani received a restricted stock unit award which vests in equal parts on October 28, 2001, February 14, 2002 and February 14, 2003. Mr. Dahan received a restricted stock unit award which vests annually in three equal parts beginning on May 16, 2002. The following officers hold shares of restricted stock units valued as of December 31, 2001 as follows: Mr. Zeglis held 133,834 shares valued at $1,923,195; Mr. Gyani held 133,334 shares valued at $1,916,010; Mr. Johnson held 18,370 shares valued at $263,977; Mr. Keith held 56,289 shares valued at $808,873; and Mr. Dahan held 230,104 shares valued at $3,306,594.

(5)	Does not include an option to purchase 839,000 shares of AT&T stock with an exercise price of $36.5441 per share received by Mr. Gyani in fiscal year 2000 prior to our split-off. Upon the split-off, the unvested portion of all options for AT&T stock held by the officers named in this table were fully vested.

(6)	Consists of payouts in fiscal year 2001 for the three-year performance period ended on December 31, 2000, which was based on AT&T performance criteria.

(7)	In 2001, includes: (i) 401(k) matching contributions (Mr. Gyani, $5,100; Mr. Johnson, $5,100; and Mr. Keith, $540); (ii) profit sharing and fixed contributions in the amount of $7,140 for each of Mr. Zeglis, Mr. Gyani, Mr. Johnson and Mr. Keith; (iii) amounts imputed as income for accommodation and business commuting expenses (Mr. Zeglis, $35,918; Mr. Gyani, $74,258; Mr. Keith, $59,869; and Mr. Dahan, $49,905); (iv) payments equal to lost 401(k) matching contributions caused by IRS limitations (Mr. Zeglis, $32,200; Mr. Gyani, $11,575; and Mr. Keith, $12,450); (v) dollar value of the benefit of premiums paid for universal life insurance policies (unrelated to term insurance coverage) calculated on an actuarial basis (Mr. Zeglis, $111,473 and Mr. Keith, $54,693); (vi) imputed income on death benefits pursuant to split-dollar life insurance plans (each of Mr. Zeglis and Mr. Gyani, $2,013; Mr. Johnson, $751; Mr. Keith, $1,495; and Mr. Dahan, $1,725); and (vii) personal liability and disability insurance premiums (Mr. Zeglis, $2,528; Mr. Gyani, $2,376; Mr. Johnson, $4,029; Mr. Keith, $2,495; and Mr. Dahan, $2,942).

     Option Grants in Last Fiscal Year

      The following table sets forth information regarding stock options we granted during the fiscal year ended December 31, 2001 to the Named Executive Officers.

	Individual Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees in	Exercise or		Grant Date
	Granted	Fiscal Year	Base Price	Expiration	Present Value
Name	(#) (1)	(2)	($/Sh)	Date	($) (3)

John D. Zeglis	1,500,000	4.54%	$16.425	07/18/11	$11,973,825
Mohan S. Gyani	360,000	1.09	15.935	07/11/11	2,787,988
	400,000	1.21	16.425	07/18/11	3,193,020
Robert H. Johnson	300,000	0.91	16.425	07/18/11	2,394,765
Michael G. Keith	300,000	0.91	16.425	07/18/11	2,394,765
Andre Dahan	858,000	2.60	15.935	07/11/11	6,644,704

(1)	The per share exercise price is the fair market value of our common stock on the date of grant and the term of the option is 10 years, subject to earlier termination in the event of termination of employment. The schedule on which options become exercisable is subject to continued vesting or acceleration upon retirement, disability, death or a change in control. The option grants to the Named Executive Officers vest 25% on the six-month anniversary of the grant, and 6.25% each calendar quarter thereafter, other than the option grant to Mr. Gyani on July 11, 2001, which vests in equal parts on October 28, 2001, February 14, 2002 and February 14, 2003.

(2)	Based on options to purchase a total of 33,045,864 shares of common stock granted to employees during fiscal year 2001.

(3)	The Grant Date Present Value of the options in this table was estimated using the Black-Scholes option pricing model. Our use of this model should not be construed as an endorsement of its accuracy. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of five years, volatility of 50%, no dividend yield and interest rate of 4.2%.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The table below sets forth information with respect to the number of outstanding options held by the Named Executive Officers at year-end 2001.

			Number of Securities
			Underlying Unexercised Options
	Shares	Value	at Fiscal Year-End(#)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable

John D. Zeglis	8,698	$10,107	1,450,716	3,009,131
Mohan S. Gyani	—	—	882,142	1,665,548
Robert H. Johnson	—	—	470,304	892,662
Michael G. Keith	—	—	531,652	1,007,451
Andre Dahan	—	—	—	858,000

(1)	The value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price. In fiscal year 2001, Mr. Zeglis also acquired 102,454 shares of AT&T stock valued at $264,933 and stock appreciation rights (“SARs”) representing 9,666 shares of NCR common stock valued at $178,675.

(2)	No outstanding options held by the Named Executive Officers were in-the-money at year-end 2001.

     Employment Agreements and Retention Arrangements

     Employment Agreement with Mr. Gyani

      We entered into an agreement with Mr. Gyani, effective as of the completion of the split-off from AT&T. The agreement amends and restates Mr. Gyani’s prior employment agreement and employment-related agreements with AT&T. The agreement provides for an initial base salary of $700,000 per year and annual cash incentive bonuses based on measures of Company, unit and individual performance. The target annual incentive bonus for 2001 was 100% of Mr. Gyani’s base salary. The agreement provides for an incentive payment of $600,000, of which $500,000 was payable on the effective date of the agreement and $100,000 on January 15, 2002 or earlier upon termination of Mr. Gyani’s employment because of his death, long-term disability, termination by us without cause or termination by Mr. Gyani for good reason.

      Mr. Gyani received a non-qualified stock option under the Company’s 2001 Long Term Incentive Plan for 360,000 shares of our common stock, with a term of 10 years and vesting in three equal annual installments on each of October 28, 2001, February 14, 2002 and February 14, 2003. The per share exercise price of the option is equal to the fair market value of our common stock on the date of grant. If before January 31, 2004 the price of AT&T common stock is equal to or greater than $58 for 10 consecutive trading days, the option will immediately vest and, effective six months and one day from that date, the option will be canceled. Mr. Gyani also received a restricted stock unit award under the Company’s 2001 Long Term Incentive Plan for 200,000 shares of our common stock. Assuming continued employment, the restricted stock unit award vests on the same schedule as the option described above. The award will vest earlier upon termination of Mr. Gyani’s employment because of his death, long-term disability, termination by us without cause or termination by Mr. Gyani for good reason or upon a change in control.

      Pursuant to the agreement, a deferred compensation account was established in Mr. Gyani’s name and credited with a balance of $3,500,000. This amount bears interest on a quarterly basis and amounts credited to this account, including interest, will be paid to Mr. Gyani in five annual installments following his retirement, provided retirement occurs at or after age 55. In the event of Mr. Gyani’s death, payments will be made to a designated beneficiary or Mr. Gyani’s estate. The account vested $2,500,000 on August 1, 2001 and $1,000,000 on February 14, 2002. The account will be paid out upon termination of Mr. Gyani’s employment, for any reason, including voluntary termination, his death or long-term disability or upon a change in control.

      We also assumed AT&T’s obligation under another deferred compensation account established pursuant to Mr. Gyani’s prior employment agreement, which was credited with a balance of $6,000,000. This obligation was exchanged for a trust-owned life insurance arrangement. Pursuant to the arrangement, a loan in the amount of $10.3 million, and which bears interest at the rate of 5.32% per annum, was made to the trust, which used the proceeds of the loan to purchase a life insurance policy on Mr. Gyani’s life. Mr. Gyani designated the beneficiaries of the insurance policy. We will recover the loan principal and accrued interest upon Mr. Gyani’s death. As of February 28, 2002, $10.3 million was outstanding on this loan.

      Mr. Gyani’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, in the event of any Company-initiated termination, or termination by Mr. Gyani for good reason, other than termination by reason of death, disability or for cause, Mr. Gyani will be entitled to the following benefits:

•	a severance payment equal to 200% of the sum of his annual base salary and target annual bonus in effect on the date of termination, payable in the month following the month of termination;

•	his target annual bonus for the year of termination (prorated for the total period of eligibility calculated as of the date of termination), payable within 20 days of termination;

•	distributions under outstanding performance shares and restricted stock units following each remaining three-year performance cycle;

•	full vesting of all outstanding stock options and exercisability of all such options for the remainder of the original term of each grant; and

•	full vesting and pay out of all special payments and deferred compensation accounts, except as described above.

      Mr. Gyani will be entitled to continued eligibility for life for medical benefits for himself and his dependents to the same extent as other similarly situated former executives. Mr. Gyani will also be eligible for this benefit in the event of his voluntary resignation without good reason.

      In the event of Mr. Gyani’s death or long-term disability, Mr. Gyani or his beneficiaries, estate or representatives will be entitled to the benefits enumerated in the second, third and fourth bullet points above.

      Upon termination of Mr. Gyani’s employment for any reason, all stock options granted prior to the completion of the split-off will fully vest and remain exercisable until the expiration of their original term, and all performance shares and restricted stock units granted prior to the completion of the split-off will fully vest and be distributed to Mr. Gyani at the end of the relevant three-year cycle.

      Mr. Gyani’s agreement provides that in the event of a change in control, all amounts and benefits to which he is entitled but which are not yet vested will become fully vested. In addition, if during the two years following a change in control Mr. Gyani’s employment is terminated by us for any reason or Mr. Gyani terminates his employment for good reason, Mr. Gyani will be entitled to all the benefits described in the first through fourth bullet points above, except that he will be entitled to a severance payment equal to 300% of the sum of his annual base salary and target annual bonus in effect on the date of such termination. In the event the payments under this paragraph are determined to constitute a payment under Section 280G(b)(2) of the Code and such payment is subject to an excise tax under Section 4999 of the Code, we will provide Mr. Gyani with a tax gross-up payment to negate the excise tax.

      Pursuant to the agreement, Mr. Gyani is also entitled to five weeks paid vacation each year and participation in our other benefit programs available to our senior executives. The agreement has no fixed termination date, and Mr. Gyani’s employment may be terminated by him or us at any time.

      The employment agreement prohibits Mr. Gyani from disclosing at any time confidential information or trade secrets concerning us without our express written consent. Mr. Gyani is also subject to a number of non-competition constraints, violation of which could result in forfeiture of certain employee benefits.

     Retention Agreement with Mr. Keith

      We have assumed AT&T’s obligations under a retention agreement between AT&T and Mr. Keith, effective January 3, 2000.

      Pursuant to the agreement, a deferred compensation account was established in Mr. Keith’s name that was credited with $850,000, which will vest on December 1, 2005, contingent on Mr. Keith’s continued employment with us through that date. This amount will be credited with interest on a quarterly basis and paid in a single installment following his retirement. If Mr. Keith’s employment is terminated prior to December 1, 2005 by us without cause, or by Mr. Keith voluntarily for good reason, all amounts credited to the account through December 1, 2005 will be paid to Mr. Keith within the calendar quarter following the date of such termination. If Mr. Keith’s employment is terminated prior to December 1, 2005 because of death or long-term disability, all amounts credited to the account through the date of termination will be paid within the calendar quarter. If Mr. Keith’s employment is terminated for any other reason before December 1, 2005, all amounts in the account will be forfeited.

      The agreement provides for severance benefits in the event of Mr. Keith’s termination before December 1, 2002 under specified circumstances. In the event of any Company-initiated termination without cause, including a termination by Mr. Keith for good reason, Mr. Keith would be entitled to the following benefits:

•	a severance payment equal to 200% of the sum of his annual base salary and target annual bonus in effect on the date of termination (Mr. Keith has elected to defer any such payment for five years after the date of termination, with payment in five annual installments);

•	his target annual bonus for the year of termination (prorated for the total period of eligibility calculated as of the date of termination);

•	continued vesting of all outstanding stock options and performance shares/stock units and exercisability of stock options as if he were eligible for retirement-related benefits; and

•	payment of all amounts credited under the deferred compensation account within the calendar quarter following December 1, 2005.

      Any nonvested special awards, as defined in the agreement, will be forfeited upon such termination unless Mr. Keith is eligible for retirement-related benefits as of the termination date. If Mr. Keith terminates his employment before December 1, 2002 for any reason other than good reason, he will be entitled to the benefits enumerated in the first three bullet points above, but he will forfeit all amounts credited under the deferred compensation account and any nonvested special awards. Mr. Keith will be entitled to continued eligibility for life for medical benefits to the same extent as other similarly situated former executives.

      We have also assumed AT&T’s obligations under a non-qualified supplemental retirement arrangement AT&T entered into with Mr. Keith on April 14, 2001. Pursuant to the agreement, a deferred compensation account was established in Mr. Keith’s name that was credited with $580,000, which vested on the split-off date. This amount will be credited with interest on a quarterly basis and paid in a single installment following his retirement.

      Mr. Keith also is subject to a number of non-competition constraints for the period of his employment and the 24 months following the termination of his employment, violation of which could result in the forfeiture of certain employee benefits.

     Employment Agreement with Mr. Dahan

      We entered into an employment agreement with Mr. Dahan, effective July 1, 2001. The agreement provides for an initial base salary of $600,000 per year and annual cash incentive bonuses based on measures of Company performance. The target annual incentive bonus for 2001 was 100% of Mr. Dahan’s base salary. For 2001, Mr. Dahan received a prorated portion of his bonus guaranteed at target levels, for the portion of the year prior to his date of hire. Payout of annual incentives for the remainder of the year was based on actual performance obtained.

      Mr. Dahan received a non-qualified stock option for 858,000 shares of the Company’s common stock under the AT&T 1997 Long Term Incentive Program, with a term of 10 years and which vests 25% on the six-month anniversary of the grant and 6.25% each quarter thereafter. The per share exercise price of the option was equal to the fair market value of our common stock on the date of grant.

      Mr. Dahan also received a restricted stock unit award for 230,104 shares of our common stock. Assuming continued employment, the restricted stock unit award will vest in three equal installments on each of May 16, 2002, May 16, 2003 and May 16, 2004.

      Upon reaching age 55, Mr. Dahan will be granted a payment of $125,000 on an annual basis in recognition of the lost value of the retirement program from his previous employer.

      Mr. Dahan’s agreement provides for certain severance benefits in the event of his termination without cause in connection with a change in control of the Company, including two years salary and target bonus, benefits or the equivalent for a two-year period and acceleration of stock options.

      Pursuant to the agreement, Mr. Dahan is also entitled to four weeks paid vacation each year and participation in our other benefit programs available to our senior executives. The agreement has no fixed termination date, and Mr. Dahan’s employment may be terminated by him or us at any time.

      The employment agreement prohibits Mr. Dahan from disclosing confidential information or trade secrets concerning us without our express written consent. Mr. Dahan is also subject to a number of non-competition constraints, violation of which could result in forfeiture of certain employee benefits.

     AT&T Force Management Program

      For a period of one year after the split-off date, we agreed to provide a severance benefit to Mr. Zeglis equal to the benefit Mr. Zeglis would have received under the AT&T Force Management Program. Under the program, Mr. Zeglis is entitled to benefits under the AT&T Senior Officer Severance Plan. Under that plan, if Mr. Zeglis (i) is terminated by us for other than cause or (ii) terminates his employment with us for good reason, he will be provided a severance payment equivalent to two times the sum of his base salary plus target annual incentive in effect at termination. The severance amount payable may be deferred for up to five years with five annual payments thereafter and will be credited with interest based on the interest rate formula in effect for AT&T’s Senior Management Incentive Award Deferral Plan on the effective date of the AT&T Senior Officer Severance Plan. In addition, Mr. Zeglis would also be entitled to certain other post-termination benefits that are generally made available from time to time to retired executive officers.

     Change in Control Provisions of the Company’s 2001 Long Term Incentive Plan

      Pursuant to the Company’s 2001 Long Term Incentive Plan, in the event of a change in control of the Company (as described below), where the successor company does not assume or substitute the option or SAR, unless the Compensation Committee determines otherwise at the time of grant with respect to a particular award:

•	any options and SARs outstanding as of the date such change in control is determined to have occurred, and which are not then exercisable and vested, will become fully exercisable and vested to the full extent of the original grant;

•	the restrictions and deferral limitations applicable to any restricted stock will lapse, and the restricted stock will become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

•	all performance awards will be considered to be earned and payable in full and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed; and

•	the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and the other stock unit awards or other awards will become free of all restrictions, limitations or conditions and fully vested and transferable to the full extent of the original grant.

      If in connection with a corporate transaction, however, a successor company assumes or substitutes for an option, or SAR, then outstanding options, SARs or shares of restricted stock will not be accelerated as described in the first and second bullet points above.

      A change in control of the Company means the occurrence of any of the following events:

•	an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such act) of 25% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, excluding acquisitions by or from us or by our employee benefit plans or some shareholder-approved merger or sale transactions;

•	the individuals who constitute the board of directors immediately after the split-off date cease for any reason to constitute at least a majority of the board of directors, unless the change of board composition is approved by certain members of the current board of directors;

•	generally, the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets; or

•	the approval by our shareholders of our complete liquidation or dissolution.

   Change in Control and Severance Policies

      In connection with our split off from AT&T, we adopted change in control and severance policies which provide to certain of our executive officers certain benefits that are substantially similar to the benefits that the officers would have received at AT&T.

      In the event an eligible officer is terminated without cause or such officer terminates his or her employment for good reason within 24 months after a change in control, that officer is subject to a two-year non-competition agreement and entitled to: (i) a severance payment equal to three times such officer’s base salary and target bonus if that officer is our Chief Executive Officer or President of AT&T Mobility Services or Mobile Multimedia Services business unit, or two and one-half times such officer’s base salary and target bonus for all other eligible executive officers; (ii) acceleration of such officer’s assumed stock options, which are exercisable for the life of the grant; (iii) acceleration of all restricted stock, special deferred compensation and performance shares held by such officer, which are considered to be earned or vested in full, as applicable; (iv) continuation of such officer’s employee benefits for the same period as for base pay; and (v) certain additional fringe benefits consisting of outplacement services, financial counseling and life insurance benefits. For the purposes of this policy, the definition of change in control is identical to the definition of change in control under the Company’s 2001 Long Term Incentive Plan.

      In the event an eligible officer is terminated without cause in connection with a restructuring or reorganization, that officer is subject to a one-year non-competition agreement and entitled to three times such officer’s base salary and target bonus and employee benefits for a period of three years if that officer is our Chief Executive Officer or an amount equal to two times such officer’s base salary and target bonus and employee benefits for a period of two years for all other eligible executive officers. Such executive officer would also be entitled to continuation of employee benefits for the same period as base pay and to certain additional fringe benefits consisting of outplacement services, financial counseling and life insurance benefits.

      Any amounts paid pursuant to this policy to our Chief Executive Officer, the President of our AT&T Mobility Services business unit, or the President of our Mobile Multimedia Services business unit shall have an additional amount paid equal to any excise or income tax liability incurred by any such executive officer by virtue of the termination payments or benefits.

Certain Relationships and Related Party Transactions

     DoCoMo Strategic Investment

      On January 22, 2001 NTT DoCoMo, a leading Japanese wireless communications company, invested approximately $9.8 billion in shares of a new class of AT&T preferred stock which were convertible into 406,255,889 shares of AT&T Wireless Group tracking stock, which were called “DoCoMo wireless tracking stock,” and that were intended to reflect approximately 16% of the financial performance and economic value of AT&T Wireless Group. As part of this investment, DoCoMo also received 83,496.546 five-year warrants, each of which was exercisable for 500 shares, to purchase the equivalent of an additional 41,748,273 shares of AT&T Wireless Group tracking stock at $35 per share. Of the 406,255,889 AT&T Wireless Group tracking stock share equivalents issued to DoCoMo, 228,128,307 shares represented new share equivalents at $27 each, and the remaining 178,127,582 share equivalents represented a reduction of the retained portion of the value of AT&T Wireless Group by the AT&T Common Stock Group (which consisted of the operations of AT&T other than those attributed to AT&T tracking stocks) at $20.50 each. Accordingly, AT&T Common Stock Group retained $3,651,615,431 of the proceeds of the DoCoMo investment and allocated $6,159,464,289 to AT&T Wireless Group. In addition, in connection with DoCoMo’s investment, we and DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network.

      Immediately before the completion of the split-off, each share of DoCoMo wireless tracking stock automatically was converted into 500 shares of AT&T Wireless Group tracking stock, subject to anti-dilution protection, and was redeemed in exchange for 406,255,889 shares of our common stock on the same terms as all other shares of AT&T Wireless Group tracking stock in connection with the split-off. Each warrant is exercisable for 500 shares of our common stock at an exercise price of $35 per share, subject to adjustments to reflect the exchange ratio and customary anti-dilution adjustments. The shares of our common stock issuable upon exercise of the warrants will represent newly issued interests.

      Pursuant to the exercise of preemptive rights as described below, DoCoMo acquired an additional 26,734,557 shares of our common stock for an aggregate purchase price of approximately $381,800,000 in February 2002.

      DoCoMo currently owns 432,990,446 shares of our common stock and would acquire an additional approximately 41,748,273 shares of our common stock upon exercise of the warrants.

      The following is a summary of the material provisions of the agreements among DoCoMo, AT&T and us that apply to us after our split off from AT&T. This summary is qualified in its entirety by reference to the full text of the documents.

      DoCoMo Investment Rights and Obligations. In addition to the rights inherent in the shares of our common stock and the warrants, under the agreements DoCoMo has additional rights and obligations with respect to its investment in us.

      Transfer Restrictions and Registration Rights. Without our consent, for 18 months following the investment, DoCoMo may not transfer any warrants or any shares of our common stock that it received on conversion of DoCoMo wireless tracking stock, except if: (i) there is a sale of all or substantially all of our assets or business through merger or other business combination, unless our shareholders continue to own two-thirds of the successor corporation; (ii) we make an acquisition or acquisitions of business or assets, other than radio spectrum rights, totaling more than $25 billion; or (iii) there is a tender offer or exchange offer approved by our board of directors. In addition, subject to limited exceptions, without our consent, DoCoMo may not transfer any of our securities to any person if after the transfer the recipient’s interest in us would exceed 6%, or exceed 10% in the case of recipients, principally financial institutions, who are eligible to report their interest on Schedule 13G under the Securities Exchange Act of 1934. Subject to certain exceptions and conditions, DoCoMo is entitled to require us to register shares of our common stock under various circumstances. Except for certain of these registration rights, none of DoCoMo’s special rights are transferable by DoCoMo along with the shares.

      Repurchase Obligations. In certain circumstances, DoCoMo may require us to repurchase the warrants and the stock that DoCoMo holds, if prior to June 30, 2004, any of the following circumstances occur relating to primary third-generation technology: we abandon wideband code division multiple access as our primary technology for third-generation services, or we fail to launch services based on a wireless communications technology known as universal mobile telecommunications systems or wideband code division multiple access in at least 13 of the top 50 U.S. markets, with certain exceptions primarily related to actions by DoCoMo or third parties outside of our control.

      The repurchase price will be DoCoMo’s original purchase price plus interest of a predetermined rate. If DoCoMo requires repayment because of our failure to commence service using an agreed technology as described above, we will be obligated to fund the entire amount of the repurchase obligation, which is $9.8 billion, plus interest. In lieu of paying all or a portion of the repurchase price, we will have the right to cause DoCoMo to sell any portion of its shares in a registered sale, and to pay DoCoMo the difference between the repurchase price and the proceeds from the registered sales. We also have the right to pay the portion of the repurchase price attributable to the warrants with our common stock.

      Standstill. Until the fifth anniversary of the closing of the investment, DoCoMo, its controlled subsidiaries (when acting on behalf of DoCoMo), its officers, directors or agents, or any subsidiary to which DoCoMo has disclosed confidential information regarding its investment, may not take a number of actions, including the following, without our consent: (i) acquire or agree to acquire any voting securities of AT&T or us, except in connection with DoCoMo’s exercise of its preemptive rights, conversion rights or warrants; (ii) solicit proxies with respect to AT&T’s or our voting securities, or become a participant in any election contest relating to the election of the directors of AT&T or us; (iii) call or seek to call a meeting of the AT&T shareholders or our shareholders or initiate a shareholder proposal; (iv) contest the validity of the standstill in a manner that would lead to public disclosure; (v) form or participate in a group that would be required to file a Schedule 13D with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; or (vi) act in concert with any person for the purpose of effecting a transaction that would result in a change of control of AT&T or us.

      After the fifth year anniversary of the investor agreement, DoCoMo will continue to be subject to the standstill for so long as DoCoMo has the right to nominate at least one director to our board of directors. However, DoCoMo will be released from the standstill 91 days after the resignations of all of its representatives on our board of directors, all of DoCoMo’s nominated committee members and all of DoCoMo’s nominated management. After those resignations, we may take steps to terminate or sequester all of the other DoCoMo nominated employees.

      If NTT, which owns approximately two-thirds of DoCoMo, or any of NTT’s subsidiaries other than DoCoMo, takes any action contrary to the standstill restrictions and the action leads to any vote of our shareholders, then DoCoMo either must vote its shares as our board of directors directs or must vote its shares in proportion to the votes cast by the shareholders that are not affiliated with either DoCoMo or NTT. In addition, if NTT or any of its subsidiaries commences a tender offer for AT&T or our securities, DoCoMo cannot tender or transfer any of its securities into that offer until all of the conditions to that offer have been satisfied.

      The standstill provisions described above will terminate in the following circumstances: (i) a third party unaffiliated with us commences a tender or exchange offer of 15% of our outstanding voting securities and we do not publicly recommend that our shareholders reject the offer; (ii) we enter into a definitive agreement to merge into or sell all or substantially all of our assets to a third party, unless our shareholders retain at least 50% of the economic and voting power of the surviving corporation; or (iii) we enter into a definitive agreement that would result in any one person or group of persons acquiring more than 35% of our voting power, unless, among other things, this person or group agrees to a standstill.

      The standstill provisions terminate with respect to AT&T two years after the split-off, or, if sooner, upon any of the foregoing three events as applied to AT&T.

      Board and Management Representation. DoCoMo is entitled to nominate a number of representatives to our board of directors proportional to its economic interest acquired as a result of its investment. The DoCoMo nominees for these board seats must be senior officers of DoCoMo that are reasonably acceptable to us. DoCoMo will lose these board representation rights if its economic interest in us falls below 10% for 60 consecutive days. However, as long as it retains 62.5% of the shares of its original investment or shares of our common stock, DoCoMo will lose its board representation rights only if its economic interest in us falls below 8% for 60 consecutive days. In addition, subject to our reasonable approval, DoCoMo can appoint between two and five of its employees as our employees, such as the Manager-Finance and Director of Technology. DoCoMo will lose these rights under the same circumstances as it would lose board representation rights.

      Right to Approve Specified Actions. We may not change the scope of our business such that our businesses (including those in our business plan) cease to constitute our primary businesses or enter into a strategic alliance with another wireless operator so that the wireless operator would own more than 15% but less than 50% of the economic interest in us without DoCoMo’s prior approval. DoCoMo will lose these approval rights under the same circumstances as it would lose board representation rights.

      Preemptive Rights. DoCoMo has limited preemptive rights that entitle it to maintain its ownership interest by purchasing shares in our new equity issuances. In the event of a new equity issuance, if DoCoMo holds 12% or more of the economic interest in us at the time of the new issuance, DoCoMo may purchase a number of additional shares that would bring DoCoMo’s economic interest back up to 16%; and if DoCoMo holds less than 12% of the economic interest in us at the time of the new issuance, DoCoMo may purchase a number of additional shares that would maintain DoCoMo’s economic interest at the level it was at just before the new issuance. In most cases, the purchase price for these additional shares will be the issuance price. DoCoMo will lose these preemptive rights under the same circumstances as it would lose board representation rights.

      Strategic Alliance. In connection with DoCoMo’s investment, we and DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. We have created a new, wholly owned subsidiary to foster the development of multimedia content, applications and services operable over our current network, as well as on new, high-speed wireless networks built to global standards for third-generation services. We have contributed, among other things, our rights to content and applications used in our PocketNet service to the new multimedia subsidiary. Both we and DoCoMo provide technical resources and support staffing. In addition, we will be able to license from DoCoMo, without additional payment, certain rights to DoCoMo’s “i-mode” service, which provides access to the Internet from wireless telephones, and related technology.

      The strategic alliance is expected to enable us and DoCoMo to offer market-appropriate wireless services to customers throughout the United States and Japan, respectively. In addition, each of us has agreed, subject to technical and commercial feasibility, to recognize the other as its primary and preferred roaming partner in the other party’s home territory.

      We and DoCoMo have agreed to certain non-competition commitments that restrict each other’s ability to provide mobile wireless services in Japan and the United States, respectively. We and DoCoMo have also agreed to limit the extent to which we and DoCoMo will be able to participate in certain mobile multimedia activities and investments in each other’s home territory. We and DoCoMo will generally be bound by the non-competition commitments until DoCoMo loses its board and management representation rights, or due to voluntary relinquishment of such rights by DoCoMo.

     Certain Relationships with Wayne M. Perry

      The Company has entered into a number of relationships with entities in which Wayne M. Perry, one of our directors, has certain interests. All of these relationships were initiated prior to Mr. Perry joining our board of directors.

      Lewis & Clark Communications, LLC. In September 2000 we contributed $491,000 in cash to Lewis & Clark Communications, LLC in exchange for an indirect 49.9% voting equity interest. Mr. Perry has a 45.1% voting equity interest in Lewis & Clark and serves on its management committee. Since September 2000 we have made loans to Lewis & Clark to fund the acquisition of wireless licenses that we are not eligible to own and certain operating expenses pursuant to a promissory note arrangement. All loans made under this arrangement are due in September 2010, and bear interest at 16% per annum. As of December 31, 2001 and February 28, 2002, there were loans of $61,164,000 and $61,556,000, respectively, outstanding under this arrangement. We entered into the promissory note arrangement before Mr. Perry joined our board of directors. Pursuant to a management agreement with Edge Wireless Ventures, LLC, of which Mr. Perry is an indirect 35% equity holder and a manager, Lewis & Clark pays Edge Wireless Ventures $150,000 per annum plus out-of-pocket expenses to manage Lewis & Clark.

      Cascade Wireless, LLC. In December 2000 we contributed $2.3 million in cash to Cascade Wireless, LLC in exchange for an 85% non-voting equity interest in Cascade, and have agreed to provide financing under promissory note arrangements to Cascade and certain Cascade subsidiaries to fund the acquisition of wireless licenses that we are not eligible to own and certain operating expenses. Mr. Perry is an 8.63% equity holder in, and holds 60% of the voting power of, Cascade, and serves on its management committee. In 2001 we advanced $181 million to Cascade under its promissory note arrangement. Since the beginning of 2002 we have advanced Cascade $253 million under the promissory note arrangement to acquire control of certain entities holding wireless licenses and additional wireless licenses. As of December 31, 2001 and February 28, 2002, there were loans of $439,062,000 and $694,278,000, respectively, to Cascade and its subsidiaries, outstanding under these arrangements. All advances under the promissory note arrangements bear interest between 14% and 16% per annum. The maturity dates of the loans to Cascade and the subsidiaries range from 2004 to 2010. We entered into the promissory note arrangements before Mr. Perry joined our board of directors. Pursuant to a management agreement with Edge Wireless Ventures, Cascade pays Edge Wireless Ventures $150,000 per annum plus out-of-pocket expenses to manage Cascade and the Cascade subsidiaries.

      Meriwether Communications, LLC. Since April 2001 we have made loans to Meriwether Communications, LLC to fund the acquisition of wireless licenses that we are not eligible to own and certain operating expenses pursuant to a promissory note arrangement. Mr. Perry is a 95% equity holder and has 100% of the voting power of Meriwether, and serves as a manager of Meriwether. All loans made under this arrangement are due in February 2011 and bear interest at 16% per annum. As of December 31, 2001 and February 28, 2002, there were loans of $15,965,000 and $16,464,000, respectively, outstanding under this arrangement. We entered into the promissory note arrangement before Mr. Perry joined our board of directors.

      Edge Wireless, LLC. Edge Wireless, LLC provides AT&T Wireless co-branded services over its wireless network in certain markets in rural Oregon, Idaho and northern California. In addition to granting Edge Wireless limited exclusivity in these markets, we have entered into a roaming agreement with Edge Wireless that provides for, among other things, mutual preferential roaming rights in one another’s home markets. We have also entered into an agreement with Edge Wireless for the purchase of its work-in progress on the development of cell sites for a GSM system for approximately $2.3 million and the assumption of related obligations. Mr. Perry indirectly has 60% of the equity and 75% of the voting power, and serves as the Chief Executive Officer and on the management committee, of Edge Wireless. We have an indirect 40% equity interest and 25% voting interest in Edge Wireless. As part of the transaction, we will receive rights to wireless sites in development, and may enter into a consulting agreement with Edge Wireless to assist with certain aspects of the completion of the development. In 2001 we paid $16,035,000 to Edge Wireless and Edge Wireless paid $1,314,000 to us, pursuant to the roaming agreement. Edge Wireless also paid us $448,000 to manage its roaming settlement process.

      Arrangements Relating to Equity Interests in Cascade, Lewis & Clark and Edge Wireless. Pursuant to the limited liability company agreements, as amended, for Cascade and Lewis & Clark entered into in December 2000 and July 2000, respectively, Mr. Perry may elect to put his equity interests to us, in which case we would be obligated to purchase those interests for amounts calculated pursuant to negotiated formulas that increase the purchase prices over time. The right to make these elections extends through September 2005 with regard to Cascade and June 2005 with regard to Lewis & Clark. Mr. Perry has invested $675,836 in these entities and, if the elections were made immediately prior to the termination dates for each entity, we would be obligated to pay Mr. Perry up to a total of $1,553,330 for his interests. In addition, Edge Wireless Holding Co., Inc. is entitled to offer us the opportunity to purchase its 60% equity interest and 75% voting interest in Edge Wireless, and it may sell that interest to a third-party if we elect not to purchase that interest. Mr. Perry holds a 35% equity interest in, has voting control of, and serves on the management committee of, Edge Wireless Holding.

Management Indebtedness

      In May 2001, we loaned $500,000 to D. Jane Marvin, our Executive Vice President, Human Resources, in connection with her relocation to the Redmond area. The loan was made pursuant to an interest-free promissory note, secured by a Deed of Trust, which is secured by Ms. Marvin’s primary residence. The outstanding principal balance of this note becomes due in five equal bi-annual installments, commencing January 1, 2002, with the last installment due on January 1, 2004. This note has provisions for forgiveness based on continued employment of Ms. Marvin and is subject to acceleration in certain events. The amount of this loan outstanding as of February 28, 2002 was $400,000.

Other Information

Submission of Shareholder Proposals for Inclusion in Proxy Statement

      The deadline for the Company to receive shareholder proposals for inclusion in the Company’s proxy statement for the 2003 annual meeting of shareholders is November 22, 2002, 5:00 p.m. Pacific standard time. Proposals should be sent to: Executive Vice President, General Counsel and Corporate Secretary, AT&T Wireless Services, Inc., P.O. Box 97061, Redmond, Washington 98073-9761. For a timely submitted shareholder proposal to be included in the proxy statement, it must meet certain requirements of the Securities and Exchange Commission.

Advance Notice Procedures for Nominations, Business at Annual Meeting of Shareholders

      Nominations of persons for election to the board of directors and proposals for business to be considered by shareholders at the 2003 annual meeting of shareholders must be made pursuant to procedures set forth in the By-Laws of the Company. To be timely for this purpose, notice of nomination or other business proposed to be considered by shareholders at the 2003 annual meeting must be delivered to the Company’s Executive Vice President, General Counsel and Corporate Secretary no later than close of business on February 18, 2003 and no earlier than the close of business on January 16, 2003. Such nominations or proposals should be sent to: Executive Vice President, General Counsel and Corporate Secretary, AT&T Wireless Services, Inc., P.O. Box 97061, Redmond, Washington 98073-9761. As of February 15, 2002, the Company did not have notice of any shareholder proposals or other business requested to be considered at the 2002 annual meeting of shareholders. If any business properly comes before the meeting that is not described in this proxy statement, the proxies appointed when you vote by telephone, on the Internet or by the enclosed proxy card will vote on such matters in their discretion.

Proxy Solicitation Costs

      The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies from shareholders of record for a fee of $16,000 plus expenses. The Company will also reimburse banks, brokers or other nominees for their costs of sending the Company’s proxy materials to beneficial owners. Directors, officers or other Company employees also may solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.

Directions to Annual Meeting

      From North/South I-405, take Exit 10 Coal Creek Parkway. At signal light, head east on Coal Creek Parkway. Follow for 2.5 miles to Coal Creek Marketplace Shopping Center. Turn left at signal light on SE 72nd Place. Follow up hill to stop sign. Turn left on SE Newcastle/ Coal Creek Road. Continue for 1.4 miles. Turn right at 155th. Continue and then turn right at Six Penny Lane, the entrance to the Golf Club at Newcastle. Follow to the top of the hill.

      From I-90, take Exit 13 and follow Lakemont Blvd. SE heading south leading to the entrance of the Golf Club at Newcastle. Turn right at Six Penny Lane, the entrance to the Golf Club at Newcastle. Follow to the top of the hill.

APPENDIX A

AT&T WIRELESS SERVICES, INC.

Charter of the Audit Committee of the Board of Directors

      The Audit Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of AT&T Wireless Services, Inc. (the “Company”). The Committee’s mission is to assist the Board in monitoring the Company’s risk minimizing strategies and system of internal controls, the integrity of the Company’s financial reporting, and the independence and performance of the Company’s internal and independent auditors.

      The Committee shall be comprised of at least three (3) members. Each member of the Committee shall meet the independence and financial literacy requirements and at least one (1) member shall meet the financial expertise requirements of the NYSE applicable to audit committee members of companies whose securities are listed for trading on that exchange.

      The Committee shall have direct access to, and complete and open communication with, the Company’s senior management and internal and independent auditors. The Company’s independent auditors shall be ultimately accountable to the Board and the Committee. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors or to nominate the independent auditors to be proposed for shareholder approval in any proxy statement. The Committee has the authority to retain outside third parties, as it deems appropriate, to assist in fulfilling its responsibilities.

      It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with generally accepted accounting principles and the Company’s independent auditors to audit those financial statements. The Committee’s responsibility is one of oversight. The Committee shall:

•	Review and discuss with management and the independent auditors the Company’s audited consolidated financial statements and related significant financial reporting matters, including Management’s Discussion & Analysis, judgments and estimates made in preparing such financial statements. Discuss the quality of the Company’s accounting principles and clarity of disclosures. Recommend to the Board the acceptance and inclusion of the annual audited financial statements in the Company’s Annual Report, Form 10-K.

•	Review and discuss with the Company’s Chief Legal Officer legal disclosure, oversight of the Company’s Code of Conduct and other matters that may have a material impact.

•	Discuss interim financial statements and the results of the independent auditors’ review of these statements with management and the independent auditors.

•	Review and discuss significant findings of any examinations by regulatory agencies.

•	Recommend to the Board the nomination of the independent auditors to be proposed for shareholder approval at the Company’s annual shareholders meeting.

•	Ensure that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the auditors and the Company. Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors. Recommend that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence. Review fees for services provided by the independent auditors, especially non-audit services and consulting/ audit balance.

•	Review and discuss the risk assessment approach and the annual plans and scope of work of internal and independent auditors; monitor Company risk management strategies.

A-1

•	Review significant results of internal audits and independent audits of the Company’s consolidated financial statements; discuss and follow-up on related internal control matters and actions taken by management to strengthen key controls.

•	Review appointment/replacement of the Company’s senior internal auditing executive.

•	Hold regular meetings, at least four (4) per year, timed to allow for review of quarterly financial results; communicate summary reports to the Board; meet with the internal and independent auditors without Company management present.

•	Provide the report of the Committee required in the Company’s annual proxy statement reporting on the discharge of Committee responsibilities.

•	Annually, review and assess the adequacy of this charter; recommend any appropriate changes to the Board.

A-2

797553365396

Annual Meeting of Shareholders Date — May 16, 2002 Time — 9:00 a.m. local time (doors open at 8:30 a.m. local time) Location — Newcastle Club, Newcastle, Washington
AT&T Wireless Services, Inc. c/o EquiServe Trust Company, N.A. P.O. Box 43068 Providence, RI 02940-3068

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

Quick, Easy, Immediate and Available 24 Hours a Day, 7 Days a Week Until 9 a.m. local time, May 16, 2002

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. To vote by telephone or Internet, please follow these easy steps:

TO VOTE BY TELEPHONE:	1)	Call toll-free 1-877-PRX-VOTE ((877) 779-8683) on a touch-tone telephone.
	2)	Enter your Voter Control Number located above your name and address in the lower left corner of this form.
	3)	Follow the simple recorded instructions.

TO VOTE ON THE INTERNET:	1)	Go to the website http://www.eproxyvote.com/awe
	2)	Enter your Voter Control Number located above your name and address in the lower left corner of this form.
	3)	Follow the simple instructions on the screen.

You can access, view and download this year’s Annual Report and Proxy Statement on the AT&T Wireless Investor Relations website at http://www.attws.com/wirelessir

You can elect to receive future years’ Annual Reports and Proxy Statements by accessing them at the AT&T Wireless Services Investor Relations site at http://attws.com/wirelessir using a computer configured for Internet access. You may incur costs for reviewing these documents electronically, depending on your usual costs for Internet access and printing, if applicable. Make your election by checking the box on the card below and signing the card. If you make this election, you will continue to receive a paper copy of your proxy card. Your election will be effective until revoked by you, which can be done at any time by calling Shareholder Services at 1-866-367-6357 or by e-mail at awe@equiserve.com. You can also request a paper copy of the documents at any time by calling or e-mailing the same phone number or e-mail address.

DETACH CARD IF MAILING. IF YOU HAVE VOTED BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR PROXY CARD.

Please mark
[	X	]	votes as in
this example.

Your directors recommend a vote “FOR” Proposals 1 and 2.

WITHHOLD
		FOR ALL	FROM ALL
		nominees	nominees

1.	Election of Directors:	[ ]	[ ]
	Walter Y. Elisha Ralph S. Larsen Wayne M. Perry	FOR ALL EXCEPT the following nominee(s):

		FOR	AGAINST	ABSTAIN

2.	Ratification of PricewaterhouseCoopers LLP as our Independent Accountants	[ ]	[ ]	[ ]

Electronic Access: In the future, I will view Annual Reports and Proxy Statements electronically at www.attws.com/wirelessir Please discontinue mailing these documents.	[ ]

I received a duplicate Annual Report Please discontinue this duplicate mailing of the Annual Report.	[ ]

I plan to attend the annual meeting.	[ ]

Signature(s):	Date	, 2002

Your signature is required if you are using this proxy card to vote your shares. If shares are registered in the names of two or more persons, each should sign. If you are signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting and decide to vote by ballot, such vote will supersede this proxy.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of AT&T Wireless Services, Inc. will be held at the Newcastle Club, 15500 Six Penny Lane, Newcastle, Washington, on Thursday, May 16, 2002, at 9:00 a.m local time.

Items of business at the meeting will be:

1. To elect three members of the board of directors for three-year terms.
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2002.
3. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Only shareholders who held shares of record as of the close of business on March 18, 2002, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that you are represented at the annual meeting even if you are not there in person. Please review the instructions on the proxy card regarding each of these voting options. Shareholders who have previously voted but attend the meeting may change their vote at the meeting.

By Order of the Board of Directors

Gregory P. Landis Executive Vice President, General Counsel and Corporate Secretary

ADMISSION TICKET AND TRAVEL DIRECTIONS

Please present this admission ticket and photo identification for the shareholder named on the front of this card for admittance to the annual meeting. For security purposes, bags and purses will be subject to search at the door. Seating at the meeting will be limited and admittance will be based on space availability.

From North/South I-405, take Exit 10 Coal Creek Parkway. At signal light, head east on Coal Creek Parkway. Follow for 2.5 miles to Coal Creek Marketplace Shopping Center. Turn left at signal light on SE 72nd Place. Follow up hill to stop sign. Turn left on SE Newcastle/Coal Creek Road. Continue for 1.4 miles. Turn right at 155th. Turn right at Six Penny Lane, the entrance to the Golf Club at Newcastle. Follow to the top of the hill.

From I-90 take Exit 13 and follow Lakemont Blvd. SE heading south leading to the entrance of the Golf Club at Newcastle. Turn right at Six Penny Lane, the entrance to the Golf Club at Newcastle. Follow to the top of the hill.

PROXY	AT&T Wireless 7277 164th Ave. N.E., Bldg. 1, Redmond, WA 98052 This proxy is solicited on behalf of the board of directors for the annual meeting on May 16, 2002

I hereby appoint John D. Zeglis, Joseph McCabe, Jr., and Gregory P. Landis, and each of them, proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all my shares in AT&T Wireless Services, Inc. at the annual meeting of shareholders to be held at the Newcastle Club, Newcastle, Washington at 9:00 a.m. local time on May 16, 2002, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment thereof, the proxies are each authorized to vote such matter in his discretion.

If there are shares of stock allocated to you in the AT&T Wireless Services, Inc. 401(k) plan (as described in the proxy statement), the instructions on this proxy card also will be used as instructions to the trustee of the plan to vote all of your shares in the plan at the annual meeting and any adjournment thereof as indicated on the reverse side of this proxy card and to authorize the trustee to vote in its judgment or to empower the proxies to vote in the proxies’ judgment on such other business as may properly come before the meeting and any adjournment thereof.

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If your card is signed and returned without instructions, your shares will be voted in favor of Proposals 1 and 2. In either case, each of the proxies will be authorized to vote your shares in his discretion on any other matter that may properly come before the meeting. If you do not vote by telephone or Internet, or sign and return a proxy card or attend the annual meeting and vote by ballot, your shares cannot be voted. If you are voting with this proxy card, please mark your choices and sign the other side of the proxy card and return it promptly to AT&T Wireless Services, Inc. c/o EquiServe Trust Company, N.A., P.O. Box 43056 Providence, RI 02940-3056.

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